RESIGNATION AGREEMENT

     THIS AGREEMENT made and entered on to this 21st day of July, 2005, by and between the following parties:

          A.   Michael D. French, hereinafter referred to as "Employee".

          B. The Inn of the Mountain Gods Resort and Casino, an enterprise of the Mescalero Apache Tribe, hereinafter referred to as "Employer".

                                   WITNESSETH

     WHEREAS, Employee has been an employee of Employer pursuant to an Executive Employment Agreement dated November 12, 2002 and as amended December 5, 2003 as the Chief Operations Officer;

     WHEREAS, Employee wishes to submit his resignation as an Employee;

     WHEREAS, Employer and Employee wish to enter into a resignation agreement setting forth the understanding of each party.

     NOW, THEREFORE, in consideration of the mutual promises, the covenants and obligations contained herein, Employer and Employee agree as follows:

     1. Employee shall submit his resignation effective the 22nd day of July, 2005 as an Employee of Employer.

     2. All future compensation to which Employee is entitled and all future benefits for which the Employee is eligible shall cease and terminate as of the date set forth in paragraph 1 above, except for those as specifically negotiated between Employer and Employee and set forth in paragraph 6 below.

     3. The employment of Employee has been pursuant to the Executive Employment Agreement dated November 12, 2002 and amended December 5, 2003.

     4. As of the date of this resignation, Employee shall receive prorated salary through said date.

     5. Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid as of the date of such resignation.

     6.   Employee shall receive the following:

          A. A lump sum payment in the amount of his current salary, housing allowance and automobile allowance for a period of twelve (12) months payable after the effective date of his termination. Such lump sum payment shall be reduced by normal deductions. Employee shall not be under any duty or obligation to accept or seek employment after this resignation.

          B. Medical, dental and vision benefits for employee and his immediate family for a period through and including July 31, 2006.

     7. Employee's rights as a former employee after the effective date of this resignation are those as set forth in the preceding paragraph and are the sole and exclusive rights available to the Employee. Employee covenants not to sue or lodge any claim, demand or cause of action against Employer for any other sums other than those amounts to be paid under paragraph 6 above.

     8. In consideration of the resignation package as set forth in paragraph 6 above, Employee agrees to the following:

          A. Employee shall not disclose to any third party or entity information received by Employee as an employee of Employer which shall include, but not be limited to, information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, business development, the identity of customers, the identity of key contracts within the organization acquisition prospects, marketing and merchandising techniques, prospective names, marks, ideas, future concepts or improvements, with Employee recognizing that same are the sole and exclusive property of Employer. Moreover, Employee shall not disclose any drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, and all other writings or materials of any type embodying any of such information, ideas, concepts and improvements, recognizing that same are the sole and exclusive property of Employer.

          B. As part of the consideration for the resignation package as set forth in paragraph 6 above, Employee hereunder agrees that during a period of twenty four (24) months from the date of this resignation, within a one hundred (100) mile radius of the exterior boundaries of the Mescalero Apache Reservation, Employee will not directly or indirectly for Employee or for others do any of the following:

               i. Operate any business competitive with the business conducted by Employer;

               ii. Render advice or services to or otherwise assist any other person, association, or entity who is engaged directly or indirectly in any gaming or gaming-related business competitive with the business conducted by Employer. This exclusion shall not apply to Employee's provision of consulting services to Ruidoso Downs, Ruidoso Downs, New Mexico; or

               iii. Induce any employee of Employer, its enterprises and other entities to terminate his or her employment with Employer, the enterprises of Employer and other entities or hire or assist in the hiring of any such employee by a person, association or entity not affiliated with Employer.

     9. Employee further agrees that Employee will be available upon reasonable notice for appearing in legal matters involving Centex Construction or other legal matters that may have arisen during the period of time that the Employee was the Chief Operations Officer of Employer. Employer is to make request of Employee for such services, and such services shall be at the sole expense of Employer including transportation and time compensation. For a period of one (1) year, the compensation paid hereunder shall be considered adequate time compensation for such services by Employee.

     10. Employer and Employee agree that, to the extent permitted by law or applicable regulation, each shall maintain the confidentiality of this Agreement. Neither Party shall disclose the material contents of this Agreement to any third party without the prior written consent of the other. Upon receipt of a validly issued subpoena requiring the disclosure of either this Agreement or the material terms thereof, the Party receiving such subpoena shall immediately disclose to the other Party the receipt of such subpoena.

     11. Employer and Employee agree that neither shall, after the resignation of Employee, publishing any oral or written statements about the other party that are slanderous, libelous, or defamatory. Further, Employee shall not place the Employer, its officers, employees, agents or representatives in a false light before the public; Employee shall not misappropriate or use the name or likenesses of the Employer, its enterprises and other entities, or any of such entities' officers, employees, agents or representatives.

     12. Employee understands that the restrictions as set forth in paragraphs 8 and 9 above may limit his ability to engage in certain businesses during the time and within the geographic area as referred to above, but acknowledges that Employee is receiving sufficient remuneration and benefits under his resignation package to justify such restriction. Employee further acknowledges that money damages would not be a sufficient remedy for any breach of paragraphs 8 and 9 above by Employee and Employer shall be entitled to enforce provisions of paragraphs 8 and 9 above by secure specific performance and injunctive relief as remedies for such breach or threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of paragraphs 8 and 9 above, but shall be in addition to all remedies available at law or in equity to Employer including, without limitation, the recovery of damages from Employee and his agents involved in such breach.

     13. In turn, Employer upon a request for prior employment information on Employee will agree to provide the following to any prospective Employer (provided such employment request is not in violation of the terms and provisions of this agreement), stating as follows:

          A. Period of time Employee was employed by Employer (or predecessors in interest of Employer).

          B.   Positions held by Employee.

          C.   Last rate of pay.

          Employer shall further provide to Employee a letter of reference. Employer and Employee state that they have agreed to the language of such letter and same has been executed contemporaneous with the execution of this agreement.

     14. This agreement shall be governed in all respects by the laws of the Mescalero Apache Tribe.

     15. The parties hereto are citizens of the United States. The Employer has employed Employee within the exterior boundaries of the Mescalero Apache Reservation and such employment of Employee has been within the exterior boundaries of the Mescalero Apache Reservation. Jurisdiction and venue for purposes of enforcement, damages or interpretation of any and all terms and provisions of this agreement shall be the Mescalero Apache Tribal Court.

     16. Should it be necessary for additional documents to be executed herein, the parties shall execute same.



Inn of the Mountain Gods Resort
and Casino:



By: /s/ Mark R. Chino                              /s/ Michael D. French
    ------------------------------------           -----------------------------
        Mark R. Chino                                  Michael D. French
        Chairman and Chief Executive
        Officer

"Employer"                                         "Employee"